Exhibit 8.1

[Insert Deloitte Tax LLP Letter Head]

[     ], 2017

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as tax advisor to Fidelity National Financial, Inc., a Delaware corporation (“FNF”), in connection with (i) the proposed contribution and spin-off (“Spin-Off”), as defined and described in the Reorganization Agreement dated as of June 8, 2017 (the “Agreement”) among FNF and New BKH Corp., a Delaware corporation (“New BKH”), (ii) the merger of New BKH with a wholly-owned subsidiary of Black Knight Holdco Corp. (“New Black Knight”), with New BKH surviving such merger as a wholly-owned subsidiary of New Black Knight (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017 (the “Merger Agreement”); and (iii) the preparation and filing of New BKH’s Registration Statement on Form S-1 (the “Registration Statement”), which includes a Prospectus (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We hereby confirm that the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Transactions” in the Prospectus insofar as it relates to the material United States (“U.S.”) federal income tax consequences of the Spin-Off and the Merger to the U.S. holders of FNF Group common stock constitutes our opinion as to the material U.S. federal income tax consequences of the Spin-Off and the Merger to the U.S. holders of FNF Group common stock, subject to the qualifications set forth in such discussion.

Our opinion is based on the facts, assumptions and representations as to factual matters outlined herein or in the Agreement, representation letters to be provided to us by FNF and New BKH (the “Representation Letters”) or in such other documents as we deemed appropriate to review in order to render our opinion.  For purposes of rendering our opinion, we have assumed that such statements, representations, warranties, covenants and information set forth in the documents are true, correct and complete, and that such representations and covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties, covenants and information made by representatives of FNF and its subsidiaries, including those set forth in the Transaction Documents, as well as on the continuing validity and effectiveness of the IRS Ruling as of the date hereof and at all relevant times in the future.

Our opinion is based on an analysis of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, and other relevant authorities as of the date of this letter, and represents our interpretations of such authorities.  The foregoing are subject to change, and such change could have retroactive effect such that our opinion is no longer valid.  We have assumed no obligation to update our opinion for changes in facts or law occurring after the date of this letter.  Our opinion is only with respect to the specific U.S. federal income tax consequences addressed above and no other federal, state, local or foreign tax matters of any kind were considered.

This opinion is being provided to you solely in connection with the Registration Statement.  In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Prospectus, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Transactions” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours sincerely,